EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
         Omnicom Group Inc.:

We consent to the incorporation by reference in the registration statements (Registration Statement Nos. 333-84498, 333-33972, 333-37634, 333-41717, 333-70091, 333-74591, 333-74727, 333-74879, 333-84349, 333-90931, 333-108063, 333-115892, 333-146821, 333-159600) on Form S-8, (Registration Statement No. 333-47426) on Form S-4, and (Registration Statement Nos. 333-112840, 333-112841, 333-136434-02, 333-158092) on Form S-3 of Omnicom Group Inc. and subsidiaries of our reports dated February 19, 2010, with respect to the consolidated balance sheets of Omnicom Group Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule on page S-1, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Omnicom Group Inc. and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, Omnicom Group Inc. and subsidiaries changed its method of accounting for business combinations due to the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations” (included in FASB Accounting Standards Codification Topic 805, “Business Combinations”, and its method of accounting for redeemable noncontrolling interests due to the adoption of Emerging Issues Task Force Topic No. D-98, “Classification and Measurement of Redeemable Securities,” on January 1, 2009.

New York, New York
February 19, 2010